------                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number:          3235-0287
[ ] Check this box if no                                                                              Expires:      January 31, 2005
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
 Carson           Wesley             E.        Alaska Communications Systems Group, Inc.        to Issuer (Check all applicable)
--------------------------------------------   (NASDAQ: ALSK)                                       Director          10% Owner
    (Last)        (First)         (Middle)     ----------------------------------------------   ----              ---
 #600 Telephone Ave. MS 65                     3. IRS or Identification   4. Statement for       X  Officer           Other (specify
--------------------------------------------      Number of Reporting        Month/Year         ----              --- below)
                  (Street)                        Person (Voluntary)      August 29, 2002       (give title below)
 Anchorage        Alaska            99503                                 -------------------   President and
--------------------------------------------                              5. If Amendment,      Chief Administrative Officer
    (City)        (State)           (Zip)                                    Date of Original   ------------------------------------
                                                                             (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          -------------------   (check applicable line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                 X    Form filed by More than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
Alaska Communications
Systems Group, Inc.
Common Stock, $0.01 par
(previously reported)                                                                   65,000                 D
------------------------------------------------------------------------------------------------------------------------------------
Alaska Communications
Systems Group, Inc.
Common Stock, $0.01 par
(previously reported)                                                                  120,000                 D
------------------------------------------------------------------------------------------------------------------------------------
Alaska Communications
Systems Group, Inc.
Common Stock, $0.01 par
(previously reported)                                                                    3,000                 D
------------------------------------------------------------------------------------------------------------------------------------
Alaska Communications
Systems Group, Inc.
Common Stock, $0.01 par           6/14/02  P             5,000     A        4.1958       5,000                 D
------------------------------------------------------------------------------------------------------------------------------------
Alaska Communications
Systems Group, Inc.
Common Stock, $0.01 par           8/06/02  P             5,000     A        1.9106       5,000                 D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED                 (Over)
TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                                            SEC 1474 (3/99)

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
FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------------
                                                                               Date    Expira-                 Amount or
                                                    -------------------------- Exer-   tion       Title        Number of
                                                    Code  V     (A)     (D)    cisable Date                    Shares
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Common
Employee Stock Options                                                                            Stock
 (Previously reported)                                                       11/28/99   9/28/08   $.01 par     40,000   $6.1542
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Common
Employee Stock Options                                                                            Stock
 (Previously reported)                                                       5/14/01    5/14/08   $.01 par     40,000   $6.1542
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Common
Employee Stock Options                                                                            Stock
 (Previously reported)                                                       5/14/02    5/14/08   $.01 par     40,000   $6.1542
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Common
Employee Stock Options                                                                            Stock
 (Previously reported)                                                       5/14/03    5/14/08   $.01 par     40,000   $6.1542
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Common
Employee Stock Options                                                                            Stock
 (Previously reported)                                                       5/14/04    5/14/08   $.01 par     40,000   $6.1542
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Common
Employee Stock Options                                                                            Stock
 (Previously reported)                                                      12/31/00    5/14/08   $.01 par     40,000   $6.1542
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Common
Employee Stock Options                                                                            Stock
 (Previously reported)                                                      12/31/01    5/14/08   $.01 par     40,000   $6.1542
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Common
Employee Stock Options                                                                            Stock
 (Previously reported)                                                      12/31/02    5/14/08   $.01 par     40,000   $6.1542
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Common
Employee Stock Options                                                                            Stock
 (Previously reported)                                                      12/31/03    5/14/08   $.01 par     40,000   $6.1542
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Common
Employee Stock Options                                                                            Stock
 (Previously reported)                                                      02/09/01     2/9/10   $.01 par      4,167   $14.2022
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Common
Employee Stock Options                                                                            Stock
 (Previously reported)                                                      02/09/02     2/9/10   $.01 par      4,167   $14.2022
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Common
Employee Stock Options                                                                            Stock
 (Previously reported)                                                      02/09/03     2/9/10   $.01 par      4,167   $14.2022
------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

--------------------------------------------------------------------------
   40,000                     D
--------------------------------------------------------------------------
   40,000                     D
--------------------------------------------------------------------------
   40,000                     D
--------------------------------------------------------------------------
   40,000                     D
--------------------------------------------------------------------------
   40,000                     D
--------------------------------------------------------------------------
   40,000                     D
--------------------------------------------------------------------------
   40,000                     D
--------------------------------------------------------------------------
   40,000                     D
--------------------------------------------------------------------------
   40,000                     D
--------------------------------------------------------------------------
    4,167                     D
--------------------------------------------------------------------------
    4,167                     D
--------------------------------------------------------------------------
    4,167                     D
--------------------------------------------------------------------------
Explanation of Responses:
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are                              Page 2
not required to respond unless the form displays a currently valid OMB Number.                                       SEC 1474 (3-99)


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                                                        02/09/04  2/9/10  Commom     4,166        $14,1354
  (previously reported)                                                                         Stock,
                                                                                                $.01 par
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                                                        12/31/01  2/9/10  Common     8,334        $14,1354
   (previously reported)                                                                        Stock,
                                                                                                $.01 par
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                                                        12/31/02  2/9/10  Common     8,333        $14,1354
   (previously reported)                                                                        Stock,
                                                                                                $.01 par
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                                                        12/31/03  2/9/10  Common     8,333        $14,1354
   (previously reported)                                                                        Stock,
                                                                                                $.01 par
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                                                        12/31/04  2/9/10  Common     8,333        $14,1354
   (previously reported)                                                                        Stock,
                                                                                                $.01 par
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                                                        12/31/01 11/20/10 Common    10,000        $5.50
 (previously reported)                                                                          Stock,
                                                                                                $.01 par
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                                                        12/31/02 11/20/10 Common    10,000        $5.50
  (previously reported)                                                                         Stock,
                                                                                                $.01 par
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                                                        12/31/02 11/20/10 Common    10,000        $5.50
  (previously reported)                                                                         Stock,
                                                                                                $.01 par
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                                                        12/31/03 11/20/10 Common    10,000        $5.50
  (previously reported)                                                                         Stock,
                                                                                                $.01 par
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                                                        02/08/01 11/20/10 Common    5,000         $5.50
  (previously reported)                                                                         Stock,
                                                                                                $.01 par
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                                                        02/08/02 11/20/10 Common    5,000         $5.50
  (previously reported)                                                                         Stock,
                                                                                                $.01 par
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                                                        02/08/03 11/20/10 Common    5,000         $5.50
  (previously reported)                                                                         Stock,
                                                                                                $.01 par
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Options                                                        02/08/04 11/20/10 Common    5,000         $5.50
  (previously reported)                                                                         Stock,
                                                                                                $.01 par
------------------------------------------------------------------------------------------------------------------------------------


9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

--------------------------------------------------------------------------
   4,166                     D
--------------------------------------------------------------------------
   8,334                     D
--------------------------------------------------------------------------
   8,333                     D
--------------------------------------------------------------------------
   8,333                     D
--------------------------------------------------------------------------
   8,333                     D
--------------------------------------------------------------------------
  10,000                     D
--------------------------------------------------------------------------
  10,000                     D
--------------------------------------------------------------------------
  10,000                     D
--------------------------------------------------------------------------
  10,000                     D
--------------------------------------------------------------------------
   5,000                     D
--------------------------------------------------------------------------
   5,000                     D
--------------------------------------------------------------------------
   5,000                     D
--------------------------------------------------------------------------
   5,000                     D
--------------------------------------------------------------------------



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------
Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  /s/ KEVIN P. HEMENWAY
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                   for Wesley E Carson        29 Aug 2002
                                                                                          ------------------------------- ---------
Note: File three copies of this Form, one of which must be manually signed.               **Signature of Reporting Person    Date
      If space provided is insufficient, see Instruction 6 for procedure.                   (Attorney in fact)

Potential persons who are to respond to the collection of information contained in this form are
not required to respond unless the form displays a currently valid OMB Number.                                       SEC 1474 (3-99)


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